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                                                                     Exhibit 5.1


                 [On Dewey Ballantine Letterhead]


                                                                   July 24, 1997




ACC Consumer Finance Corporation
12750 High Bluff Drive
Suite 320
San Diego, California 92130

                 Re:      ACC Consumer Finance Corporation
                          Auto Receivables-Backed Securities
                          ----------------------------------

Gentlemen:

                 We have acted as counsel to ACC Consumer Finance Corporation (the "Registrant") in connection with the preparation and filing of the registration statement on Form S-3 (such registration statement, the "Registration Statement") filed on June 25,1997 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Auto Receivables-Backed Securities, ("Securities") which the Registrant plans to offer in series, each series to be issued under a separate Pooling and Servicing Agreement or Indenture (a "Pooling and Servicing Agreement" or "Indenture"), as the case may be, in substantially one of the forms incorporated by reference as Exhibits to the Registration Statement.

                 We have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

                 The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles.
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                 We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction except as to matters that are governed by Federal law or the laws of the State of New York. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

                 Based upon the foregoing, we are of the opinion that:

                 1. When, in respect of a series of Securities, a Pooling and Servicing Agreement or Indenture has been duly authorized by all necessary action and duly executed and delivered by the Company, the issuer, the seller, the back-up servicer and the Trustee for such series, such Pooling and Servicing Agreement or Indenture will be a valid and legally binding obligation of the Company; and

                 2. When a Pooling and Servicing Agreement or Indenture for a series of Securities has been duly authorized by all necessary action and duly executed and delivered by the Company, the issuer, the seller, the back-up servicer and the Trustee for such series, and when the Securities of such series have been duly executed and authenticated in accordance with the provisions of the Pooling and Servicing Agreement or Indenture, and issued and sold as contemplated in the Registration Statement and the prospectus, as amended or supplemented and delivered pursuant to Section 5 of the Act in connection therewith, such Securities will be legally and validly issued, fully paid and nonassessable, and the holders of such Securities will be entitled to the benefits of such Pooling and Servicing Agreement or Indenture.

                 This opinion is furnished by us as counsel to the Registrant. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine in the Registration Statement and the related prospectus under the heading "Legal Matters."


                                                   Very truly yours,

                                                   /s/ Dewey Ballantine